Exhibit 10.1

CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of this 1st day of May, 2006, by and among Northern Technologies International Corporation, a Delaware corporation (“NTIC”), and Emeritushnic Facilities Company, Inc., an Ohio Corporation (“EFC”) owned by Philip M. Lynch, Juliane I. Lynch, Sarah I. Lynch, and Jennifer S. Lynch.

RECITALS

          A.          NTIC is engaged in the business of owning, developing and distributing certain technologies and products throughout the world, including, but not limited to, corrosion-inhibiting technology and products (the “Business”), and commercially exploits its technology and products through, among other things, entering into joint ventures throughout the world and licensing such technology and products to these joint ventures for ultimate sale.

          B.          Philip M. Lynch (“Lynch”) has retired from serving as Chief Executive Officer and a Director of NTIC.

          C.          NTIC desires to engage EFC to render certain consulting services and EFC desires to accept such engagement, all upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, NTIC and EFC, each intending to be legally bound, agree as follows:

          1.          ENGAGEMENT.  Commencing as of May 1, 2006 and continuing until this Agreement is terminated in accordance with Section 9 hereof, NTIC hereby engages EFC to provide consulting services to NTIC, and EFC hereby accepts such engagement.

          2.          SERVICES OF THIRD PARTIES.  EFC shall not utilize the services of any person or entity in providing the Services hereunder unless pre-approved in writing by NTIC.  NTIC hereby approves Lynch as pre-approved to perform the Services.

          3.          SERVICES.  EFC shall provide the expertise of Lynch, as EFC and NTIC shall agree, to communicate with NTIC’s joint venture partners as desired to assist in maintaining ongoing good relations between the parties, to assist and enhance revenues therefrom, and to work on projects and perform such other services as designated and approved by NTIC’s Board of Directors and/or Executive Management (the “Services”).  EFC shall maintain close contact with NTIC’s Board of Directors and Executive Management and shall regularly report its activities on behalf of NTIC hereunder to NTIC’s Management.

          4.          COMPENSATION TO EFC.

                        (a)          In consideration for the Services, during the term of this Agreement, NTIC shall pay to EFC a monthly fee (“Monthly Fee”) of Twenty Five Thousand and 00/100 Dollars ($25,000.00), such fee to be payable on the first day of each month.

                        (b)          NTIC will reimburse EFC up to a maximum of One Hundred Eighty Thousand and 00/100 Dollars ($180,000.00) per year for the out-of-pocket expenses reasonably incurred by EFC in the course of conducting business on behalf of NTIC.  EFC will submit proper documentation, at a frequency determined by EFC, to NTIC in order to substantiate expenses incurred by EFC, including without limitation, transportation, hotel and cell-phone charges, prior to receiving expense reimbursement.  Expenses incurred after receipt of notice of termination in accordance with Section 10 hereof shall not be reimbursed unless irrevocably committed prior to such receipt of notice of termination.  EFC shall not be reimbursed for any expense whatsoever with respect to its performance under this Agreement except as provided in this Section 4(b) and Section 5 of this Agreement.

          5.          LOGISTIC SUPPORT TO EFC.  During the term of this Agreement, NTIC shall provide to EFC at NTIC’s expense:  (a) an office with e-mail, phone, fax machine, and copier access, and (b) an administrative support person.  Any additional use of NTIC resources, including but not limited to, people, financial resources, outside consultants and outside technical service people, shall be subject to prior approval of NTIC’s Chief Financial Officer.

          6.          WAIVER OF ALL RIGHTS TO FUTURE COMPENSATION BY EFC. EFC hereby waives all right, title and interest in and/or claim for, if any, compensation for any and all past contributions made by EFC relating to the commercialization of NTIC’s existing program of goods and services whether directly or indirectly including, but not limited to, through joint ventures and other external contractual relations.

          7.          LIABILITY INSURANCE COVERAGE OF EFC BY NTIC.  During the pendency of this Agreement, EFC shall be covered under NTIC’s Liability Insurance to the extent applicable and possible.

          8.          INDEPENDENT CONTRACTOR STATUS OF EFC.  Notwithstanding anything contained herein to the contrary, EFC is and shall act as, and for all purposes shall be deemed to be, an independent contractor of NTIC.  No contract of partnership, joint venture or any other relationship except that of independent contractor shall be deemed to exist between NTIC and EFC.  EFC shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes and all other taxes with respect to any compensation provided by NTIC to EFC hereunder.  EFC shall not bind NTIC or incur any obligation or liability on behalf of NTIC, including but not limited to financial obligations, promises of equity in NTIC technology projects or joint ventures, or hiring of employees, without the prior approval of NTIC’s Board of Directors.

          9.          TERM.  Subject to the respective continuing obligations of EFC and NTIC under Sections 11, 12 and 13 below, this Agreement shall continue until terminated pursuant to Section 10 hereof.

          10.        TERMINATION.

                        (a)          NTIC and EFC may mutually agree to terminate this Agreement.

                         (b)          Either party hereto may terminate this Agreement for any reason upon at least 90 days prior written notice to the other party.

                        (c)          NTIC shall have the right to terminate this Agreement upon 90 days written notice upon any “Change of Control” of EFC (as hereinafter defined).  A “Change in Control” shall mean any change in ownership, management, control or scope of business activities of EFC which could affect the performance of the duties and/or obligations of EFC to NTIC under this Agreement.

                        (d)          NTIC may terminate this Agreement immediately upon written notice to EFC for cause, including (without limitation) (i) dishonesty, fraud, misrepresentation, deliberate injury or attempted injury, by EFC or any employees or agents of EFC and in each case related to NTIC or its business, (ii) any unlawful or criminal activity by EFC or any employees or agents of EFC, (iii) any willful breach of duty or habitual neglect of duty or (iv) the breach by EFC of any provision of this Agreement.

                        (e)          This Agreement will terminate upon 90 days written notice after the death, incapacity or discontinuation of an active relationship with EFC for any reason of Philip M. Lynch.

                        (f)          This Agreement will terminate immediately if EFC makes an assignment for the benefit of creditors; the institution of voluntary or involuntary proceedings by or against EFC under bankruptcy or insolvency laws; any general suspension by EFC of payments to creditors; EFC files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, or goes into liquidation or receivership; or any similar actions by or against EFC in respect of bankruptcy, insolvency or actions taken by creditors generally.

          11.         EFFECT OF TERMINATION.  Except as set forth in this Agreement, upon termination, the parties shall have no obligations to each other hereunder other than NTIC’s obligation to pay any earned but unpaid Monthly Fees under Section 4(a) and any unpaid reimbursable travel expenses as set forth in Section 4(b).  EFC’s covenants in Sections 12 and 13 shall survive the termination of this Agreement.

          12.         CONFIDENTIAL INFORMATION.  For purposes hereof, the term “Confidential Information” means information:  (a) disclosed to or actually known by EFC, (b) not generally known outside NTIC, and (c) that relates to the Business.  The parties agree that Confidential Information includes, but is not limited to, the products and services of NTIC, all of NTIC’s technology and other technical information such as designs, trade secrets, know-how, methods and materials, all marketing information, business strategies, pricing information, customer lists, and so forth.  EFC recognizes and acknowledges that NTIC develops Confidential Information, that EFC may develop Confidential Information for NTIC, and that EFC has previously learned of and will continue to learn of the Confidential Information.  EFC and NTIC further recognize and acknowledge that Confidential Information is a valuable, special and unique asset of NTIC and is the sole property of NTIC.  As a result, both during the term of this Agreement and thereafter, EFC shall not, without the prior written consent of NTIC, for any reason, either directly or indirectly, divulge to any third party or use for their own benefit, or for any other purpose other than the exclusive benefit of NTIC, any Confidential Information.

          13.         NON-COMPETITION/NON-SOLICITATION.  EFC acknowledges that NTIC devotes substantial resources to develop the Business and its practices, methods, trade secrets, know-how, services, products and customers.  EFC and NTIC further acknowledge that NTIC would be unfairly and irreparably harmed if EFC competes with NTIC.  Therefore, EFC agrees that during the term of this Agreement and for a period of three (3) years thereafter, EFC shall not, directly or indirectly, whether alone or in association with others, whether as principal, agent, partner, member, manager or in any other capacity:  (a) compete with NTIC or its affiliates (including any joint venture) in any geographic market in which it has done business during the term of this Agreement, (b) cause or seek to cause any client, customer, or supplier of NTIC or any of its affiliates (including any joint venture) to cease or alter its, or not enter into a, relationship with NTIC or a NTIC affiliate, or (c) cause or seek to cause any employee, agent, or contractor of NTIC or any of its affiliates (including any joint venture) to cease or alter such employee’s, agent’s or contractor’s relationship with NTIC or its affiliate.  The restricted period set forth in the preceding sentence will be extended for a period equal to the duration of any breach of the preceding restrictive covenants.  EFC and NTIC agree not to slander or libel the other party, its officers, employees, directors or affiliates at any time.

          14.         REMEDIES.  EFC acknowledges and agrees that by virtue of the special knowledge of NTIC’s Business that EFC shall develop, great loss and irreparable damage would be suffered by NTIC if EFC should breach or violate any of the terms or provisions of the covenants and agreements set forth herein.  EFC further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve NTIC’s interests.  Therefore, in addition to all other remedies available at law or in equity, EFC agrees that NTIC shall be entitled to a temporary restraining order and a permanent injunction (with or without bond) to prevent a breach of any of the covenants or agreements of EFC contained herein.

          15.         MISCELLANEOUS.

                        (a)          Compliance with Laws.  EFC and NTIC will perform their respective obligations under this Agreement in accordance with all applicable statutes, laws, judgments, writs, injunctions, decisions, decrees, orders, regulations, ordinances or other similar authoritative matters of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

                        (b)          No Conflicts.  EFC and NTIC represent and warrant each to the other party that neither the entering into of this Agreement nor the performance of any of the representing party’s obligations hereunder will conflict with or constitute a breach under any obligation of the representing party under any agreement or contract to which the representing party is a party or any other obligation by which the representing party is bound.  Without limiting the foregoing, EFC agrees that at no time will it use any trade secrets or other intellectual property of any third party while performing services hereunder.

                        (c)          NTIC Policies and Procedures.  In carrying out its duties under this Agreement, EFC agrees that it and its employees and agents providing services hereunder, including Lynch, will follow without limitation NTIC’s insider trading policy and code of ethics and conduct, as such policy and code may be amended or supplemented from time to time and provided by NTIC to EFC.

                        (d)             Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been given: (i) when received if delivered by hand; (ii) the next business day after placement with a reputable express carrier for delivery during the morning of the following business day; or (iv) three (3) business days after deposit in the U.S. mail for delivery by registered or certified mail, return receipt requested, and addressed to the appropriate party at the following address), to the parties at the following addresses or at such other address as either party shall designate by notice in writing to the other in accordance herewith:

(i)	If to EFC:

13720 Shaker Boulevard, Suite 702
Cleveland, OH 44120

(ii)	If to NTIC:

6680 N Hwy 49
Lino Lakes, MN 55014

                        (e)          Assignment.  This Agreement is for services to be provided by EFC and may not be assigned or transferred, or the duties or services of EFC be performed or provided by any third party without the prior written consent of NTIC.  This Agreement may not be assigned by NTIC (by operation of law or otherwise) without the prior written consent of EFC.

                        (f)          Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, NTIC and its officers, directors, successors and assigns, and EFC and its officers, successors and permitted assigns, respectively.

                        (g)          Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.  The parties hereto agree that the Federal and state courts located in Minneapolis, Minnesota shall be the exclusive venue and shall have jurisdiction with respect to the enforcement of any right or remedy of any party hereto.

                        (h)          Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  Except as modified herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

                        (i)          Amendments; Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is sought to be enforced, which instrument specifically refers to this Agreement.  The failure of any party at any time or times to require compliance with any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach of any term or covenant contained in this Agreement.

                        (j)          Headings/Recitals.  The headings contained herein are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.  The Recitals to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

          IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

By

Its

EMERITUSHNIC FACILITIES COMPANY, INC.

By

Its

INDIVIDUAL UNDERTAKING

I, Philip M. Lynch, an individual, acknowledge that I have read and understand the above Agreement.  Further, I agree, as an individual, to provide for EFC the agreed services and to be bound by all of the terms and conditions stated in the said Agreement as fully as if I were a party thereto.  My agreement shall continue until the Agreement is fully performed or terminated in accordance with its terms.

________________________________	_________________, 2006
Philip M. Lynch
16210 Parkland Drive
Shaker Heights, OH 44120